Exhibit 99

For immediate release:	Contact:	Paul Fitzhenry
September 3, 2004		(212) 733-4637

PFIZER AND QUIGLEY SUBSIDIARY TO RESOLVE LEGACY ASBESTOS CLAIMS
THROUGH RESPONSIBLE, ORDERLY PROCESS

 NEW YORK – September 3, 2004 -- Pfizer Inc said today that the company and its wholly owned subsidiary, Quigley Company, Inc., have taken steps which, with court approval, will resolve all pending and future claims against the companies in which claimants allege personal injury from exposure to Quigley products containing asbestos, silica, or mixed dust. Quigley was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s.

Pfizer will take a charge of $369 million before-tax ($229 million after-tax) in the third quarter in connection with these matters.

Specifically, the companies have taken three steps:

1) Reorganization plan: Quigley will file a Chapter 11 reorganization plan in the U.S. Bankruptcy Court for the Southern District of New York that must be approved by the court and confirmed by a vote of 75 percent of the claimants. In connection with that filing, Pfizer has entered into settlement agreements with lawyers representing more than 80 percent of the individuals with claims against the two companies that provide for a total of $430 million in payments.

2) Establishment of Trust: The reorganization plan will establish a trust for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products. Pfizer will contribute $405 million to the Trust over 40 years through a note, as well as approximately $100 million in insurance. Pfizer will also forgive a $30 million loan to Quigley.

3) Permanent injunction: If approved by the court, the reorganization plan will result in a permanent injunction directing all future claims alleging personal injury from exposure to Quigley products to the Trust.

"The steps we announce today will, with court approval, establish a responsible and orderly process for the fair payment of these claims, while at the same time minimizing the costs, risks, and distractions of litigation that has spanned several decades," said Jeff Kindler, Executive Vice President and General Counsel, Pfizer.

As of July 31, Pfizer and Quigley were named, along with numerous other defendants, in 171,611 lawsuits claiming personal injury allegedly caused by exposure to asbestos, silica or mixed dust.

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